EXHIBIT 21

                    SUBSIDIARIES OF OLD LINE BANCSHARES, INC.


         Old Line Bank, a Maryland-chartered trust company exercising the powers of a commercial bank, will be a wholly-owned subsidiary of Old Line Bancshares, Inc. upon completion of the reorganization.